Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-89145, 333-30578, 333-14037, 333-71442, 333-49806, 333-67825, 333-35527, 333-104129, 333-110422, 333-120183, 33-82894, 333-130675, and 333-136974 on Form S-8; No. 333-66934 on Form S-4; and No. 333-141393 on Form S-3 of BE Aerospace, Inc. of our reports dated February 25, 2010 relating to the consolidated financial statements and financial statement schedule of BE Aerospace, Inc., and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended December 31, 2009.

/s/  DELOITTE & TOUCHE LLP

Boca Raton, Florida
February 25, 2010